CONSENT OF IAN LLOYD

The undersigned hereby consents to the references to, and the information derived from, the report titled “Kiaka Gold Project Prefeasibility Study” dated May 23, 2012, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Ian Lloyd
Ian Lloyd, B.Eng., M.Sc., C.Eng., MIET
December 15, 2015